EXHIBIT 5

                     MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
                                One James Center
                               Richmond, Virginia


                                 April 11, 1997



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

Ladies and Gentlemen:

         We understand that Circuit City Stores, Inc. (the "Company") intends to file with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Company's 1994 Stock Incentive Plan, as amended (the "Plan"). The Registration Statement covers (i) 5,700,000 shares (the "Shares") of Circuit City Stores, Inc.--CarMax Group Common Stock, par value $.50 (the "CarMax Group Stock"), which have been reserved for issuance under the Plan, (ii) Rights to Purchase Preferred Stock, Series F, $20.00 par value, of the Company (the "CarMax Rights"), attached in equal number to the shares of Common Stock which may be issued under the Plan, and (iii) options to purchase shares of CarMax Group Stock (the "Options") to be offered to employees of the Company in exchange for options to purchase shares of a subsidiary of the Company (the "Exchange Offer").

         We have previously issued our opinion dated June 16, 1988 (the "1988 Opinion") and addressed to the Board of Directors of the Company (the "Board") relating to the rights to purchase the Company's Cumulative Participating Preferred Stock, Series E, par value $20.00 ("Original Rights"). Effective February 3, 1997, the Original Rights have been redesignated as Circuit City Stores, Inc.--Circuit City Group Rights ("Circuit City Rights"). The 1988 Opinion is filed as Exhibit 5 to the Company's Registration Statement on Form S-8 (Registration No. 033-64757), which became effective on December 5, 1995. In addition, we have issued our opinion dated January 14, 1997 (the "1997 Opinion") and addressed to the Board relating to the CarMax Rights and the Circuit City Rights, a copy of which is filed as Exhibit 5.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-15995). Our opinions contained herein relating to the CarMax Rights are subject to all of the assumptions and qualifications contained in the 1988 Opinion, as if such opinion related to the CarMax Rights, and the 1997 Opinion.

         In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion.

         Based on the foregoing and on such legal considerations that we deem relevant, we are of the opinion that:

         1. The Shares, when issued and sold in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

         2. All corporate actions required under the laws of the Commonwealth of Virginia have been taken for the CarMax Rights, when issued in accordance with the terms and provisions of the Amended and Restated Rights Agreement dated February 3, 1997 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, to be validly issued.

         3. The Options, when issued in accordance with the terms and provisions of the Plan and the Exchange Offer, will be duly authorized and validly issued.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,


                                   /s/ MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.